Exhibit 10.3

LONGVIEW FIBRE COMPANY

SHORT-TERM INCENTIVE PLAN

SECTION 1. PURPOSE

The primary purpose of the Longview Fibre Company Short-Term Incentive Plan (the "Plan") is to enhance the ability of Longview Fibre Company (the "Company") and its subsidiaries and affiliates to attract, motivate and retain individuals of exceptional managerial talent on whom, in large measure, the sustained progress, growth and profitability of the Company depend.

SECTION 2. DEFINITIONS

Whenever used herein, the following terms will have the respective meanings set forth below, unless a different meaning is clearly required by the context:

2.1	"Annual Base Salary" means an Eligible Employee's actual base salary for the Performance Period (earned while an Eligible Employee) and does not include any bonuses, commissions, reimbursements or other expense allowances, cash or non-cash fringe benefits, short-term or long-term incentive payments, hiring or relocation bonuses, pay in lieu of vacations, sick leave or any other special payments.

2.2	"Award" means the amount to be paid at any given Award Level for a Performance Period.

2.3	"Award Level" has the meaning set forth in 5.1.

2.4	"Board" means the Board of Directors of the Company.
2.5	"Change in Control" means:

(a)	the acquisition by any person or group of persons (acting as a group), within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Act"), or any comparable successor provisions, of Ownership of Company stock that, together with Company stock already held by such person, or group of persons, constitutes more than 50% of the total fair market value or the total voting power of the Company's stock, provided such person or group of persons did not previously own more than 50% of the total fair market value or the total voting power of the Company's stock;

(b)	the acquisition by any person or group of persons (acting as a group), within the meaning of Section 13(d) or 14(d) of the Act, or any comparable successor provisions, (or the acquisition by any such person or group of persons during the 12-month period ending on the date of the most recent such purchase or acquisition) of Ownership of Company stock that constitutes 35% or more of the total voting power of the Company's stock, provided such person, entity or group of persons or entities did not previously own 35% or more of the total voting power of the Company's stock;

(c)	during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority of such Board, unless the election of each new director, or his or her nomination for election by the Company's stockholders, was approved by a vote of a majority of the directors in office immediately prior to such election or nomination;

(d)	the acquisition from the Company by any person or group of persons (acting as a group) who are not related to the Company, or the acquisition from the Company by any such person or group of persons during the 12-month period ending on the date of the most recent such acquisition, of assets of the Company that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the Company's assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

2.6	"Company" means Longview Fibre Company, a Washington corporation.

2.7	"Compensation Committee" means the Compensation Committee of the Board.

2.8	"Disability" means a medically determinable physical or mental impairment that (a) prevents the Participant from engaging in any substantial gainful activity, which impairment can be expected to result in death or to last for a continuous period of not less than 12 months, or (b) can be expected to result in death or to last for a continuous period of not less than 12 months and that has resulted in the Participant receiving income replacement benefits for a period of not less than three months under the Company's long-term disability plan.

2.9	"EBITDDA" means the Company's net income before income taxes plus interest expense and charges against income consisting of depreciation, depletion, amortization, write-off of goodwill and other intangibles, all determined in accordance with GAAP.

2.10	"Eligible Employee" means an officer or other key employee of the Company, as determined by the Compensation Committee in its sole and absolute discretion.

2.11	"Ownership" means actual and constructive ownership, as determined in accordance with Code Section 318(a). Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option); provided, however, that if a vested option is exercisable for stock that is not substantially vested (as defined in Treas. Reg. § 1.83-3(b) and (j)), the stock underlying such option is not treated as owned by the individual who holds the option.

2.12	"Participant" means an Eligible Employee who is designated to participate in the Plan by the Compensation Committee.

2.13	"Performance Period" means the one-year period that begins on November 1 and ends on the following October 31 or such other period as the Compensation Committee may designate. The first Performance Period shall begin on November 1, 2004 and shall end on October 31, 2005.

2.14	"Plan" means the Longview Fibre Company Short-Term Incentive Plan, as set forth herein and as may be amended from time to time.

2.15	"Reduction-in-Force" means the elimination of an employment position or positions by the Company due to (a) adverse business conditions of the Company or (b) a re-organization of the Company other than a Change in Control.

2.16	"Retirement" means termination of employment with Company and its subsidiaries and affiliates after becoming eligible for early or normal retirement under the Employees' Pension Plan of Longview Fibre Company.

SECTION 3. ADMINISTRATION

The Plan shall be administered by the Compensation Committee, which shall have full power and authority to construe, interpret and administer the Plan. The Compensation Committee shall have full authority to make all eligibility, Award and other determinations necessary or appropriate for the proper administration of the Plan.

SECTION 4. ELIGIBILITY

The Compensation Committee will determine which Eligible Employees will be Participants in the Plan for a Performance Period; provided, however, that only individuals who are Eligible Employees as of the beginning of such Performance Period or who become Eligible Employees during such Performance Period may participate in the Plan for such Performance Period.

SECTION 5. AWARDS

5.1	Setting Award Levels.For each Performance Period, the Compensation Committee shall establish three Award Levels (each, an "Award Level")—a Threshold Award Level, a Target Award Level and a Stretch Award Level—for each Participant, the amount of the Award that will be payable at each Award Level (or the formula by which such amount is determined), and the performance goals that must be met for the Participant to receive the Award at any given Award Level. The Threshold Award Level is the minimum level of achievement at which the Plan pays an Award; the Target Award Level is the desired level of achievement; and the Stretch Award Level is the level of achievement at which the maximum payout is earned. The amount of the Award at each Award Level and the performance goals that must be met to receive the Award at any given Award Level may be different for each Participant and, subject to the terms of the Plan, shall be within the complete and absolute discretion of the Compensation Committee.

(a)	The performance goals for each Award Level shall be based on the EBITDDA for the Performance Period; provided, however, that the Compensation Committee may also include an individual performance modifier that can increase or decrease the Award to which a Participant would otherwise be entitled by up to 25%, based on the Participant's personal performance. Whether to establish an individual performance modifier for any Participant, the amount of the modifier, and the performance on which the modifier is based are within the sole and absolute discretion of the Compensation Committee.

(b)	Subject to Sections 5.1(a), 5.2 and 5.3, the Award at each Award Level shall be a dollar amount equal to such percentage of the Participant's Annual Base Salary for such Performance Period as the Compensation Committee, in its sole and absolute discretion, may determine.

5.2	Safety Improvement Goal. For each Performance Period, the Compensation Committee may establish a safety improvement goal for the Company. If the Compensation Committee sets such a goal for a Performance Period, and such goal is not attained during such Performance Period, then no Awards will be paid for such Performance Period. Whether to establish a safety improvement goal, and the nature of that goal, are within the sole and absolute discretion of the Compensation Committee.

5.3	Manufacturing Operations Profit Goal. For each Performance Period, the Compensation Committee may establish a manufacturing operations profit goal. If the Compensation Committee sets such a goal for a Performance Period, and such goal is not attained during such Performance Period, then any Award for such Performance Period to which a Participant may become entitled shall be reduced by 50%. Whether to establish a manufacturing operations profit goal, and the nature of that goal, are within the sole and absolute discretion of the Compensation Committee.

5.4	Determination of Awards. As soon as reasonably practicable after the close of each Performance Period, the Compensation Committee will determine the amount of the Award, if any, to which a Participant is entitled for such Performance Period by determining (i) whether the EBITDDA for such Performance Period satisfied the performance goals for a particular Award Level, (ii) what, if any, individual performance modifier applies to the Participant, (iii) whether any safety improvement goal for such Performance Period has been met, and (iv) whether any manufacturing operations profit goal for such Performance Period has been met.

(a)	If a Participant ceases to be an Eligible Employee following the close of a Performance Period with respect to which he would otherwise be entitled to an Award, but prior to the payment of such Award, then such Participant shall remain entitled to receive such Award.

(b)	If a Participant ceases to be an Eligible Employee prior to the close of a Performance Period, then whether he or she is entitled to an Award for such Performance Period and the amount of any such Award shall be determined in accordance with Section 6.

5.5	Payment of Awards. Except as otherwise provided in Section 8.2, Awards shall be paid in cash on or before the 90th day (or as soon as reasonably practicable thereafter) following the end of the applicable Performance Period and the completion of the Company's annual financial audit; provided, however, that in any event, Awards shall be paid no later than 2½ months after the later of (a) the end of the Participant's taxable year in which the applicable Performance Period ends, and (b) the end of the Company's taxable year in which the applicable Performance Period ends. All Awards will be paid net of all taxes required by applicable federal, state, local or foreign law to be withheld therefrom.

5.6	Adjustments. Notwithstanding anything herein to the contrary, the Compensation Committee may, after the determination of the Award Levels for a Performance Period, adjust the Award available at any or all Award Levels, and the performance goals and other criteria which must be satisfied to receive the Award at any or all Award Levels, to take into account changes in the law, including, without limitation, the American Jobs Creation Act of 2004, or in accounting or tax rules, and may otherwise make such adjustments as it deems necessary or appropriate to reflect the inclusion or exclusion of any extraordinary items, events or circumstances in order to avoid windfalls or hardships.

SECTION 6. TERMINATION OF EMPLOYMENT

6.1	Termination of Employment or Service for Reasons Other than Retirement, Disability, Death or Reduction-in-Force. If a Participant's employment with the Company and its subsidiaries and affiliates terminates for any reason prior to the end of a Performance Period, other than one of the reasons set forth in Section 6.2, such Participant shall not be entitled to receive any Award or other consideration under the Plan with respect to such Performance Period, unless the Compensation Committee determines otherwise in its sole and absolute discretion.

6.2	Termination of Employment or Service by Reason of Retirement, Disability, Death or Reduction-in-Force. If a Participant's employment with the Company and its subsidiaries and affiliates terminates prior to the end of a Performance Period by reason of his or her Retirement, Disability or death or due to a Reduction-in-Force, such Participant will be eligible to receive an Award for such Performance Period if the requirements for receiving such Award are otherwise satisfied. The amount of any such Award will be the amount determined in accordance with Section 5.4 multiplied by a fraction, the numerator of which is the number of days during the Performance Period on which the Participant was an Eligible Employee and the denominator of which is the total number of days in such Performance Period. Any Award to which a Participant becomes entitled under this Section 6.2 shall be paid at the time specified in Section 5.5.

6.3	Change in Status. In the event that during a Performance Period a Participant changes status from an Eligible Employee to a non-Eligible Employee, such Participant shall be eligible to receive an Award for such Performance Period if the Participant was an Eligible Employee for at least six months plus one day during the Performance Period and the requirements for receiving such Award are otherwise satisfied. The amount of any such Award will be the amount determined in accordance with Section 5.4 multiplied by a fraction, the numerator of which is the number of days during the Performance Period on which the Participant was an Eligible Employee and the denominator of which is the total number of days in such Performance Period. Any Award to which a Participant becomes entitled under this Section 6.3 shall be paid at the time specified in Section 5.5.

6.4	Determinations of Compensation Committee Conclusive and Binding. Any determination as to whether and when there has been a termination of employment for purposes of the Plan and the cause of such termination shall be made by the Compensation Committee and its determination shall be conclusive and binding on all persons.

6.5	Effect of Leave of Absence or Reduction in Hours. The Compensation Committee shall have the discretion to determine the effect of a Company-approved leave of absence or a reduction in hours of employment or services on the issuance of Awards.

SECTION 7. NONASSIGNABILITY

Neither the Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance any of the benefits provided for under this Plan, and any attempt to do so shall be null and void. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, nor be transferable by operation of law in the event of the Participant's or any person's bankruptcy or insolvency.

SECTION 8. CHANGE IN CONTROL

8.1	General. Except as provided in Section 8.2, in the event of a Change in Control, Participants will be eligible to receive unearned Awards; provided, however, that:

(a)	the Performance Period then underway will be deemed to end as of the end of the month immediately preceding the month in which the Change in Control occurs;

(b)	the Awards multiplied by a fraction, the numerator of which is the number of months in the Performance Period up to the end of the month immediately preceding the month in which the Change in Control occurs and the denominator of which is the number of months that would have been in the Performance Period had the Change in Control not occurred;

(c)	whether any Company and personal performance goals for such Performance Periods, any safety improvement goal for such Performance Period, and any manufacturing operations profit goal for such Performance Period have been satisfied shall be determined based on the performance levels attained as of the last day of the month immediately preceding the month in which the Change in Control occurs; and

(d)	any Award payable under this Section 8.1 shall be paid at the time it would have been paid under Section 5.5 had the Change in Control not occurred.

8.2	Exception. In the event of a dissolution or liquidation that occurs prior to completion of the Performance Period, no Awards or other consideration shall be payable for that Performance Period.

SECTION 9. AMENDMENT AND TERMINATION

The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in any way; provided, however, that shareholder approval shall be obtained for any amendment to the Plan if required by applicable law or regulation.

SECTION 10. GENERAL

10.1	No Individual Rights. Nothing in the Plan or in any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or limit in any way the right of the Company to terminate a Participant's employment or other relationship at any time, with or without cause.

10.2	Issuance of Awards. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any Awards under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company's counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of any state or federal securities laws or the laws of any state or foreign jurisdiction).

10.3	Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant's beneficiaries.

10.4	No Trust or Fund. The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or to create any trusts, or to make any special deposits for any amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

10.5	Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Compensation Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

10.6	Choice of Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law.

10.7	Term of Plan. The Plan shall have no fixed expiration date.

IN WITNESS WHEREOF, Longview Fibre Company has caused this Plan to be adopted on this 11th day of January, 2005.

LONGVIEW FIBRE COMPANY

By:  R. H. WOLLENBERG
        R. H. WOLLENBERG

Title: President, Chief Executive Officer and Chairman of the Board